UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2012

PC Mall, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25790	95-4518700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 E. Mariposa Avenue

El Segundo, California 90245

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                         Entry Into a Material Definitive Agreement.

On March 16, 2012, one of our wholly-owned subsidiaries, M2 Marketplace, Inc (the “Buyer”), entered into an agreement with Sarcom Properties, Inc. (the “Seller”), an unaffiliated third party, to buy certain real property from the Seller for a total cash sales price of $5,925,000.  The real property is located in Lewis Center, Ohio and includes approximately 12.4 acres of land together with a building of approximately 144,000 square feet.  One of our other subsidiaries is currently the tenant of the building.

Until June 14, 2012 (the “Due Diligence Period”), the Buyer is entitled to terminate the agreement for any reason while it conducts due diligence related to the property.  In addition, the Buyer may extend the Due Diligence Period for further environmental due diligence until July 20, 2012 if it determines in its sole discretion that further environmental due diligence is required.  The agreement also contains other customary closing conditions to the purchase and sale of the real property.

Pursuant to the purchase agreement, the Buyer shall make a $175,000 deposit into escrow.  The deposit is refundable to the Buyer until the earlier of the expiration of the Due Diligence Period or the approval or waiver of all of the conditions precedent and the Buyer’s contingencies under the agreement.  Once the Due Diligence Period has expired, the obligation to purchase and sell the property on the terms and conditions provided in the agreement will become final and binding upon our subsidiary and the Seller with an anticipated closing date for the transaction after July 20, 2012.

Each party has the right under the agreement to structure the transaction as part of a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended.  We expect this transaction to be a part of such an exchange in connection with the sale of certain real property of the Buyer located in Santa Monica, California.  We will evaluate potential exchanges and purchases, but would expect that any exchanges/purchases we make would benefit us through direct ownership of facilities that are strategic to our operations, reductions in our lease obligations, and other ancillary benefits.

Under the terms of the agreement, upon the closing of the transaction the Buyer may elect to receive an assignment of the lease between the Seller and our affiliated subsidiary or to terminate that lease.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PC MALL, INC.

	By:	/S/ Brandon H. LaVerne
	Name:	Brandon H. LaVerne
	Title:	Chief Financial Officer

Dated: March 22, 2012